Exhibit 99.2

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

www.theequitygroup.com

Adam Prior

(212) 836-9606

FOR IMMEDIATE RELEASE

TRAILER BRIDGE APPOINTS IVY BARTON SUTER

AS CHIEF EXECUTIVE OFFICER

Operating Performance Remains Strong Through August

Jacksonville, FL – August 27, 2009 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced the appointment of Ivy Barton Suter as Chief Executive Officer (“CEO”), effective immediately. She succeeds Ralph W. Heim, who had served as the Company’s Interim CEO since December 2008. Mr. Heim will remain with the Company as President and Chief Operating Officer.

The Company also stated that the positive operating trends that impacted results for the second quarter ended June 30, 2009 have continued into the current third quarter. Volumes and capacity utilization have increased for the July and August two month period compared to similar periods in the first and second quarters of 2009.

Ms. Suter has over 20 years of executive experience in a variety of industries, including marine, shipping and intermodal operations. From 2006, Ms. Suter served as Managing Director at Alvarez & Marsal, a privately-held, global services firm. During her tenure, Ms. Suter advised companies in areas such as financial and operational due diligence, M&A, and turnarounds. From 2005-2006, she served as President of Service Solutions’ Tools & Equipment, N.A., a business owned by SPX Corporation, where she led a team that grew sales organically and significantly increased operating profit and cash flow. From 2001-2005, she served as President of Gast Manufacturing a unit of IDEX Corporation, where she led the growth of the Gast business.

Ms. Suter, 55, is a graduate of the U.S. Merchant Marine Academy at King’s Point, where she earned her Engineering degree and was in the first class of women to graduate from a Federal Academy. She also earned a BS in Mathematics from the University of Delaware and an MBA from the Harvard Business School. Ms. Suter is the current Chairperson of the U.S. Merchant Marine Academy Alumni Foundation.

Mr. Allen Stevens, Chairman of Trailer Bridge, stated, “We are very pleased that Ms. Suter has joined us as CEO, as her varied experience and strategic background will be invaluable in building on our success. We would also like to thank Ralph Heim for his work as Interim CEO, and look forward to his continuing contributions.”

Ms. Suter noted, “I am honored to have the opportunity to lead Trailer Bridge. I believe that the Company’s business model provides an incredible economic value proposition for customers, as its quality and service can both fulfill their shipping needs while also lowering their costs during a difficult economic climate. I look forward to working with the Board and senior management to advance Trailer Bridge towards the next phase of its growth.”

Trailer Bridge, Inc.	Page 2
August 27, 2009

About Trailer Bridge

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice investigation into the pricing practices in the Puerto Rico trade, the outcome of related class action lawsuits, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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